Exhibit 99.1

UNITED NATIONAL GROUP, LTD. ANNOUNCES
SECOND QUARTER 2004 RESULTS

George Town, Grand Cayman, Cayman Islands, August 3, 2004 — United National Group, Ltd. (“United National”) (Nasdaq: UNGL) today reported earnings for the second quarter of 2004, as well as earnings for the six months ended June 30, 2004. The comparable results for the second quarter of 2003 and the six months ended June 30, 2003 reflect the financial performance of United National’s predecessor, Wind River Investment Corporation.

Operational highlights for the second quarter of 2004 include the following:

•	Net premiums written increased 48.8% to $68.2 million for the second quarter of 2004, compared to $45.8 million for the second quarter of 2003;

•	A combined ratio of 92.6% for the second quarter of 2004, which included 2.9 percentage points of various purchase accounting adjustments;

•	An increase in book value as of June 30, 2004 to $401.6 million, or $14.21 per share from a book value as of December 31, 2003 of $380.8 million, or $13.70 per share; and

•	Net operating income of $7.8 million for the second quarter of 2004, or $0.28 net operating income per share – basic and $0.27 net operating income per share – diluted compared to net operating income of $8.6 million for the second quarter of 2003, or $0.31 net operating income per share – basic and $0.31 net operating income per share – diluted.

David Bradley, Chief Executive Officer of United National, said, “We are pleased with our second quarter 2004 results. United National continued to increase book value in the quarter to $14.21 per share despite a rising interest environment due to our investment strategy which emphasized shorter duration instruments. Additionally, United National’s underwriting profitability continued to be strong as evidenced by our combined ratio for the second quarter of 2004 of 92.6% (which included 2.9 percentage points of various purchase accounting adjustments). As anticipated, we continued to increase net written premiums as we increased our retentions across our core book of business. As planned, we reduced gross written premiums as we completed our exit from heavily reinsured business. We achieved rate increases in the aggregate during the second quarter of 2004 of approximately 10% on our business. Because additional reinsurance program changes relative to our Non-Medical Professional Liability product class took effect in April, we anticipate net premium growth to be robust for the remainder of the year as we continue to purchase less reinsurance and increase retentions.”

“As of March 31, 2004, we held $348.0 million of cash and short-term fixed income securities. As a result of an increase in interest rates that began in March 2004, we invested approximately $88.7 million in fixed income securities, the majority of which have stated maturities of between two and four years during the second quarter of 2004. As of June 30, 2004, we continued to hold $264.5 million in cash and short-term fixed income securities. To the extent we continue to hold cash, investment income will be impacted; nonetheless, to preserve book value and enhance future investment income in a rising interest rate environment, we have a strategy that calls for the cash we hold to be invested over time. While the increase in interest rates resulted in a decrease in the market value of our fixed income securities, this decrease was mitigated to the extent that we continued to hold a significant amount of cash and short-term investments.”

Second Quarter 2004 Results

Net income for the second quarter of 2004 was $8.1 million ($0.29 net income per share – basic and $0.28 net income per share – diluted) compared to net income of $11.6 million ($0.42 pro forma net income per share – basic and $0.41 pro forma net income per share – diluted) for United National’s predecessor for the second quarter of 2003. Net income for the second quarter of 2004 included $0.3 million of after-tax net realized investment gains compared to $2.9 million of after-tax net realized investment gains for United National’s predecessor for the second quarter of 2003.

Net operating income for the second quarter of 2004 was $7.8 million ($0.28 net operating income per share – basic and $0.27 net operating income per share – diluted) compared to net operating income of $8.6 million ($0.31 pro forma net operating income per share – basic and diluted) for United National’s predecessor for the second quarter of 2003. A reconciliation of net operating income to net income is contained in the schedules included with this release.

The combined ratio for the second quarter of 2004 was 92.6% compared to 88.5% for the second quarter of 2003. Net income and net operating income for the second quarter of 2004 included an after-tax charge of $1.2 million related to various purchase accounting adjustments. These adjustments increased United National’s combined ratio for the second quarter of 2004 by 2.9 percentage points.

Book value at June 30, 2004 was $401.6 million, an increase of 5.5%, or $20.8 million, as compared to December 31, 2003.

	Quarter Ended June 30,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2004	2003	2004	2003
Specific Specialty	$23,044	$57,211	$11,670	$12,421
Umbrella and Excess	7,935	42,683	1,917	3,157
Property and General Liability	41,639	31,582	36,648	22,389
Non-Medical Professional Liability	15,520	17,017	17,948	7,858

Total	$88,138	$148,493	$68,183	$45,825

Gross premiums written decreased 40.6% for the second quarter of 2004 to $88.1 million from $148.5 million for United National’s predecessor for the second quarter of 2003. Net premiums written increased 48.8% to $68.2 million for the second quarter of 2004 from $45.8 million for United National’s predecessor for the second quarter of 2003.

Gross premiums written for the second quarter of 2004 in our Specific Specialty and Umbrella and Excess product classes decreased 59.7% and 81.4%, respectively, compared to those of United National’s predecessor in the second quarter of 2003. In addition, net premiums written for the second quarter of 2004 in our Specific Specialty and Umbrella and Excess product classes decreased by 6.0% and 39.3%, respectively, compared to those of United National’s predecessor in the second quarter of 2003. These decreases resulted from United National’s exit from heavily reinsured and reverse flow business.

Gross premiums written for the second quarter of 2004 in our Property and General Liability product class increased 31.8%, compared to those of United National’s predecessor in the second quarter of 2003. In addition, net premiums written for the second quarter of 2004 in our Property and General Liability product class increased 63.7%, compared to those of United National’s predecessor in the second quarter of 2003. These increases resulted from continued rate increases combined with an increase in policy counts.

Gross premiums written for the second quarter of 2004 in our Non-Medical Professional Liability product class decreased 8.8%, compared to those of United National’s predecessor for the second quarter of 2003. However, net premiums written for the second quarter of 2004 in our Non-Medical Professional Liability product class increased 128.4%, compared to those of United National’s predecessor in the second quarter of 2003 resulting from a change in the reinsurance programs supporting these writings which had the effect of increasing United National’s retention.

Six Months Ended June 30, 2004 Results

Net income for the six months ended June 30, 2004 was $15.5 million ($0.55 net income per share – basic and $0.54 net income per share – diluted) compared to net income of $18.6 million ($0.67 pro forma net income per share – basic and diluted) for United National’s predecessor for the six months ended June 30, 2003. Net income for the six months ended June 30, 2004 included $0.3 million of after-tax net realized investment gains compared to $2.0 million of after-tax net realized investment gains for United National’s predecessor for the six months ended June 30, 2003.

Net operating income for the six months ended June 30, 2004 was $15.3 million ($0.54 net operating income per share – basic and $0.53 net operating income per share – diluted) compared to net operating income of $16.6 million ($0.60 pro forma net operating income per share – basic and $0.59 pro forma net operating income – diluted) for United National’s predecessor for the six months ended June 30, 2003. A reconciliation of net operating income to net income is contained in the schedules included with this release.

The combined ratio for the six months ended June 30, 2004 was 92.2% compared to 89.3% for the six months ended June 30, 2003. Net income and net operating income for the six months ended June 30, 2004 included an after-tax charge of $1.6 million related to various purchase accounting adjustments. These adjustments increased United National’s combined ratio for the six months ended June 30, 2004 by 1.9 percentage points.

	Six Months Ended June 30,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2004	2003	2004	2003
Specific Specialty	$58,909	$147,737	$19,646	$31,324
Umbrella and Excess	20,566	113,421	3,632	7,420
Property and General Liability	85,556	58,775	75,359	44,174
Non-Medical Professional Liability	41,045	43,020	28,163	16,543

Total	$206,076	$362,953	$126,800	$99,461

Gross premiums written decreased 43.2% for the six months ended June 30, 2004 to $206.1 million from $363.0 million for United National’s predecessor for the six months ended June 30, 2003. Net premiums written increased 27.5% to $126.8 million for the six months ended June 30, 2004 from $99.5 million for United National’s predecessor for the six months ended June 30, 2003.

Gross premiums written for the six months ended June 30, 2004 in our Specific Specialty product class decreased 60.1%, compared to those of United National’s predecessor in the six months ended June 30, 2003. In addition, net premiums written for the six months ended June 30, 2004 in our Specific Specialty product class decreased by 37.3%, compared to those of United National’s predecessor in the six months ended June 30, 2003. These decreases resulted from United National’s exit from heavily reinsured and reverse flow business.

Gross premiums written for the six months ended June 30, 2004 in our Umbrella and Excess product class decreased 81.9%, compared to those of United National’s predecessor in the six months ended June 30, 2003. In addition, net premiums written for the six months ended June 30, 2004 in our Umbrella and Excess product class decreased 51.1%, compared to those of United National’s predecessor in the six months ended June 30, 2003. These decreases resulted from United National’s exit from heavily reinsured and reverse flow business.

Gross premiums written for the six months ended June 30, 2004 in our Property and General Liability product class increased 45.6%, compared to those of United National’s predecessor in the six months ended June 30, 2003. In addition, net premiums written for the six months ended June 30, 2004 in our Property and General Liability product class increased 70.6%, compared to those of United National’s predecessor in the six months ended June 30, 2003. These increases resulted from continued rate increases combined with an increase in policy counts.

Gross premiums written for the six months ended June 30, 2004 in our Non-Medical Professional Liability product class decreased 4.6%, compared to those of United National’s predecessor for the six months ended June 30, 2003. However, net premiums written for the six months ended June 30, 2004 in our Non-Medical Professional Liability product class increased 70.2%, compared to those of United National’s predecessor in the six months ended June 30, 2003 resulting from the aforementioned change in reinsurance programs.

Reinsurance receivables at June 30, 2004 decreased by 3.6%, or $63.8 million, to $1,699.2 million from $1,763.0 million at December 31, 2003. In addition, the aggregate amount of collateral securing the reinsurance receivables held by United National increased by $14.5 million during the six months ended June 30, 2004 bringing the total collateral balance at June 30, 2004 to $733.5 million. Reinsurance receivables net of collateral at June 30, 2004 decreased by 7.5%, or $78.3 million, to $965.7 million from $1,044.0 million at December 31, 2003.

United National’s book value per share at June 30, 2004 was $14.21 based on 28.3 million aggregate Class A and Class B common shares outstanding at June 30, 2004.

******

     United National Group, Ltd., headquartered in George Town, Grand Cayman, Cayman Islands, through its United States affiliates is a leading specialty property and casualty insurance carrier, licensed or authorized to provide coverage in all 50 states, and its non-U.S. operating companies are licensed in Bermuda and Barbados. The member insurance companies of United National Group are rated “A” (Excellent) by A. M. Best.

Safe Harbor Statement

Please read this release and the attached financial statements and summary of net operating income carefully, as certain financial figures presented for prior periods may not be directly comparable to recent and/or future results.

Certain statements contained in this press release may be forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, or by discussions of strategy. United National’s business and operations are subject to a variety of risks and uncertainties and other factors. Consequently, actual results may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) ineffectiveness of United National’s business strategy due to changes in current or future market conditions, (2) the effects of competitors’ pricing policies, changes in laws and regulations on competition, industry consolidation and development of competing financial products, (3) greater frequency or severity of claims and loss activity than United National’s underwriting, reserving or investment practices have anticipated, (4) decreased level of demand for United National’s insurance products or increased competition due to an increase in capacity of property and casualty insurers, (5) United National’s ability to implement its business plan for its non-U.S. operations, (6) United National’s inability to obtain or maintain financial strength or claims-paying ratings for one or more of its insurance subsidiaries, (7) United National’s non-U.S. operating companies becoming subject to income taxes in the United States, (8) changes in regulations or tax laws applicable to United National, its subsidiaries, brokers or customers, (9) acceptance of United National’s products and services, including new products and services, (10) changes in the availability, cost or quality of reinsurance or a deterioration of the claims-paying ability of reinsurers who have payment obligations to United National, (11) the effects of acts of terrorism, (12) the effects of terrorist-related insurance legislation and laws, (13) loss of key personnel, (14) political instability in the Cayman Islands, (15) changes in accounting policies or practices, and (16) changes in general economic conditions, including inflation and other factors that could affect United National’s investment portfolio. Investors are also directed to consider the risks and uncertainties discussed in documents United National has filed with the Securities and Exchange Commission. United National makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

Conference Call

United National will hold a conference call to discuss its second quarter 2004 results on August 4, 2004 at 8:30 a.m. Eastern Time.

To participate in the teleconference, please telephone 800-901-5241 (U.S. and Canada) or 617-786-2963 (International) and enter 24274044 when prompted for a password. The teleconference will be available for replay until August 11, 2004. To listen to the replay telephone 888-286-8010 (U.S. and Canada) or 617-801-6888 (International) and enter 14437284 when prompted for a password.

This teleconference is also being webcast by CCBN and can be accessed at United National’s website at www.ungl.ky. Please access the site at least 15 minutes prior to the call to register, download and install any necessary software.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password protected event management site, StreetEvents (www.streetevents.com).

UNITED NATIONAL GROUP, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
	Successor	Predecessor	Successor	Predecessor
Gross premiums written	$88,138	$148,493	$206,076	$362,953

Net premiums written	$68,183	$45,825	$126,800	$99,461

Net premiums earned	$59,396	$47,784	$104,818	$94,397
Investment income, net	4,417	4,045	8,627	9,329
Net realized investment gains (losses)	463	4,505	393	3,116

Total revenues	64,276	56,334	113,838	106,842
Net losses and loss adjustment expense	33,383	29,015	61,526	61,846
Acquisition costs and other underwriting expenses	21,608	12,397	35,128	20,733
Provisions for doubtful reinsurance receivables	—	875	—	1,750
Other operating expenses (income)	490	(77)	1,004	367
Interest expense	1,394	9	2,709	12

Income before income taxes	7,401	14,115	13,471	22,134
Income tax expense (benefit)	(668)	3,628	(1,437)	5,012

Net income before equity in net income of partnerships	8,069	10,487	14,908	17,122
Equity in net income of partnerships	38	1,074	617	1,487

Net income	$8,107	$11,561	$15,525	$18,609

Weighted average shares outstanding – basic	28,257	27,793	28,239	27,793

Weighted average shares outstanding – diluted	28,823	27,883	28,855	27,883

Net income per share – basic	$0.29	$0.42	$0.55	$0.67

Net income per share – diluted	$0.28	$0.41	$0.54	$0.67

Note Regarding Pro Forma Weighted Average Shares Outstanding for the Quarter and Six Months Ended June 30, 2003

Pro forma weighted average shares outstanding – basic for the quarter and six months ended June 30, 2003 assumes that our actual outstanding common shares of 27.8 million at December 31, 2003 have been outstanding for the entire period. Pro forma weighted average shares outstanding – diluted for the quarter and six months ended June 30, 2003 represents the pro forma weighted average shares outstanding – basic plus the weighted average impact of options and warrants outstanding at December 31, 2003 using the treasury stock method and assuming an average market price of $10.00.

UNITED NATIONAL GROUP, LTD.

Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	Successor	Successor
	as of	as of
ASSETS	June 30, 2004	December 31, 2003
Bonds:
Available for sale securities, at fair value (amortized cost: $591,538 and $540,543)	$592,565	$549,966
Preferred shares:
Available for sale securities, at fair value (cost: $4,838 and $4,372)	5,054	4,894
Common shares:
Available for sale securities, at fair value (cost: $31,916 and $30,762)	34,904	33,219
Other invested assets	49,165	45,434

Total investments	681,688	633,513
Cash and cash equivalents	158,364	214,796
Agents’ balances, net	47,515	62,374
Reinsurance receivables, net	1,699,168	1,762,988
Accrued investment income	6,678	5,909
Federal income taxes receivable	5,986	4,898
Deferred federal income taxes, net	28,812	25,323
Deferred acquisition costs, net	20,154	8,581
Prepaid reinsurance premiums	73,372	117,936
Other assets	14,099	12,443

Total assets	$2,735,836	$2,848,761

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,995,936	$2,059,760
Unearned premiums	154,824	177,408
Amounts held for the account of others	16,768	20,201
Ceded balances payable	26,996	59,876
Contingent commissions	4,354	5,178
Senior notes payable to related party	72,848	72,848
Junior subordinated debentures	30,929	30,929
Other liabilities	31,631	41,769

Total liabilities	2,334,286	2,467,969

Commitments and contingencies
Shareholders’ equity:
Common shares, $0.0001 par value	3	3
Preferred shares, $0.0001 par value	—	—
Additional paid-in capital	356,302	347,487
Accumulated other comprehensive income	6,449	10,031
Retained earnings	38,796	23,271

Total shareholders’ equity	401,550	380,792

Total liabilities and shareholders’ equity	$2,735,836	$2,848,761

UNITED NATIONAL GROUP, LTD.
SUMMARY OF NET OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
	Successor	Predecessor	Successor	Predecessor
Net operating income	$7,806	$8,633	$15,270	$16,584
Adjustments:
Net realized investment gains (losses), net of tax	301	2,928	255	2,025

Total after-tax adjustments	301	2,928	255	2,025

GAAP reported:
Net income	$8,107	$11,561	$15,525	$18,609

Weighted average shares outstanding – basic	28,257	27,793	28,239	27,793

Weighted average shares outstanding – diluted	28,823	27,883	28,855	27,883

Net operating income per share –basic	$0.28	$0.31	$0.54	$0.60

Net operating income per share – diluted	$0.27	$0.31	$0.53	$0.59

Note Regarding Net Operating Income

In managing its business and evaluating its performance, United National’s management focuses on net operating income (net income excluding after-tax net realized investment gains (losses) and extraordinary items that do not reflect overall operating trends) as a more appropriate measure of the net income attributable to the ongoing operations of the business. Net operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.

Note Regarding Pro Forma Weighted Average Shares Outstanding for the Quarter and Six Months Ended June 30, 2003

Pro forma weighted average shares outstanding – basic for the quarter and six months ended June 30, 2003 assumes that our actual outstanding common shares of 27.8 million at December 31, 2003 have been outstanding for the entire period. Pro forma weighted average shares outstanding – diluted for the quarter and six months ended June 30, 2003 represents the pro forma weighted average shares outstanding – basic plus the weighted average impact of options and warrants outstanding at December 31, 2003 using the treasury stock method and an assuming average market price of $10.00.